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                                                                    EXHIBIT 23.3



                        CONSENT OF INDEPENDENT AUDITORS

This report is a copy of a previously issued Ernst & Young LLP audit report. Ernst & Young LLP resigned as Company auditors on August 5, 1993, has not withdrawn its opinion for 1992, but has declined to reissue this report. The 1992 financial statements included in this report are the same as the audited financial statements previously filed in the Form 10-K for that year. In the opinion of management, no events have occurred that would require any change to the financial statements covered by the report.

The Company's management understands that Ernst & Young LLP has declined to reissue its report in light of the problems relating to the value added reseller (VAR) contracts because the reissuance of said report would require an amount of time and expense so as to make reissuance impracticable.



We consent to the incorporation by reference in the Registration Statements (Form S-8 File No. 33-19509) pertaining to the Incentive Stock Option Plan/Non-Qualified Stock Option Plan/United Kingdom Stock Option Plan of Scientific Software-Intercomp, Inc. and (Form S-8 File No. 33-41463) pertaining to the Stock Purchase Plan of Scientific Software-Intercomp, Inc. of our report dated April 14, 1993, with respect to the consolidated financial statements and schedules of Scientific Software-Intercomp, Inc. included in the amended Annual Report (Form 10-K/A (As amended June 27, 1994)) for the year ended December 31, 1993.



/s/ ERNST & YOUNG LLP
Ernst & Young LLP
Certified Public Accountants

Denver, Colorado
June 27, 1994